NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 21, 1995

Dear Shareholder:

 You are hereby invited to attend the Annual Meeting of Shareholders of Eagle Food Centers, Inc. which will be held on Wednesday, June 21, 1995, at 9:00 a.m., Central Daylight Time, at the Milan Community Center, Rt.67 & 92nd Avenue, Milan, Illinois. The matters to be considered and voted upon at the Annual Meeting of Shareholders are:

   1. The election of ten persons to serve as directors of the Company until the 1996 Annual Meeting of Shareholders or until their successors shall have been elected and shall have qualified.

   2. A proposal to ratify the 1995 Stock Incentive Plan.

   3. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the current fiscal year.

   4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

 The Board of Directors has fixed the close of business on May 12, 1995, as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.

 All shareholders of record at the close of business on May 12, 1995, are invited to attend the meeting in person. However, to ensure your shares will be voted in the event you are not able to attend, please fill in, sign, and date the enclosed proxy, and return it in the enclosed envelope as soon as possible. The attached Proxy Statement contains more detailed information with respect to the business to be transacted at the meeting.


                                                  Herbert T. Dotterer
                                                  Secretary




May 22, 1995
Milan, Illinois

                                                              May 22, 1995


                         EAGLE FOOD CENTERS, INC.
                            PROXY STATEMENT
                           GENERAL INFORMATION

                 This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Food Centers, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 21, 1995, at 9:00 a.m., Central Daylight Time at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois. Proxies are solicited to give all shareholders of record at the close of business on May 12, 1995, an opportunity to vote upon the items listed on the accompanying proxy card. This Proxy Statement, the Notice of Annual Meeting, and the proxy card are intended to be mailed to shareholders commencing on May 22, 1995.

 Only holders of record of the Company's Common Stock, $.01 par value per share, at the close of business on May 12, 1995, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 11,051,994 shares of Common Stock each of which is entitled to one vote on each proposal presented. A majority of the outstanding shares of Common
Stock will constitute a quorum for the transaction of business at the meeting. In the election of directors, a plurality of votes cast shall elect. Each other proposal requires a majority of the votes cast on the proposal to approve. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

 All proxies delivered pursuant to this solicitation may be revoked at any time at the option of the shareholder by giving written notice to the Secretary of the Company, by submitting a later dated proxy, or by voting in person at the meeting.

 Upon timely receipt of each properly signed proxy card, the shares represented thereby will be voted in accordance with the directions indicated on the proxy card. If no instructions are indicated, they will be voted for the election of the nominated directors, for the ratification of the selection of auditors, and for the ratification of the 1995 Stock Incentive Plan.

 The cost of soliciting proxies will be borne by the Company. Officers, directors, and regular employees of the Company may solicit proxies personally, by mail, or by telephone and telegraph for which they will not receive additional compensation.

 The Eagle Food Centers, Inc. 1994 Annual Report and financial statements for the fiscal year ended January 28, 1995, with comparative figures for prior periods accompanies this Proxy Statement. The Annual Report and the financial statements included therein are incorporated in this Proxy Statement by reference.

 The mailing address of the principal executive offices of the Company is Rt. 67 and Knoxville Road, Milan, Illinois, 61264.

        THE COMPANY

 Eagle Food Centers, Inc. (the "Company" or "Eagle"), is a regional supermarket chain which owns and operates 96 supermarkets in the Quad Cities area of Illinois and Iowa, northern Illinois, central Illinois, eastern Illinois, eastern Iowa, and the Chicago/Fox Valley and northwestern Indiana area. The Company's supermarkets of business under the trade names "Eagle
Food Centers", "Eagle Country Markets", "Eagle Country Warehouse", and "BOGO's." Eagle supermarkets offer a full line of groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids and other general merchandise, as well as video rental and floral service.

PROPOSALS TO SHAREHOLDERS

                            ELECTION OF DIRECTORS
                                 Proposal 1

 The Board of Directors currently consists of seven members, all of whom have been nominated to be elected at the 1995 Annual Meeting Shareholders to serve until the 1996 Annual Meeting of Shareholders or until their successors have been elected and qualified. In addition, the Board of Directors has nominated Robert J. Kelly, Alain M. Oberrotman and Marc C. Particelli to be elected to the Board of Directors. Mr. Kelly became the President and Chief Executive Officer of the Company on May 22, 1995. Mr. Oberrotman and Mr. Particelli are Principals with Odyssey Partners, L.P. The table below sets forth certain information regarding the nominees. It is intended that the accompanying proxy will be voted for the election of the following ten persons unless the authority to vote is withheld.
If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends a vote "FOR" each of the ten nominees listed below.

Name                         Age                          Position(s) Held
Martin J. Rabinowitz           63   Chairman of the Board and Director
Robert J. Kelly                50   Chief Executive Officer and President
Pasquale V. Petitti            65   Director
Herbert T. Dotterer            50   Senior Vice President--Finance and
                                    Administration, Chief Financial Officer,
                                    Secretary and Director
Steven M. Friedman             40   Director
Peter B. Foreman               59   Director
Michael J. Knilans             68   Director
Alain M. Oberrotman            44
Marc C. Particelli             50
William J. Snyder              52   Director


 The business experience of each of the directors and executive officers during the past five years is as follows:

    Mr. Rabinowitz served as Chairman of the Board from November
1987 to June 1990 and resumed the position as of May 1992.  Mr.
Rabinowitz has been a Limited Partner of Odyssey Partners, L.P. since
January 1993 and was a General Partner of Odyssey Partners from February 1984 through December 1992. Prior to joining Odyssey Partners, Mr. Rabinowitz was a senior tax partner with the law firm of Weil, Gotshal & Manges. Mr.
Rabinowitz also serves as Chairman of the Board of Thackeray Corporation and a director of Long Lake Energy Corporation.

    Mr. Kelly joined the Company as President and Chief Executive Officer in May 1995. Prior to May 1995, Mr. Kelly was Executive Vice President, Retailing for The Vons Companies, Inc. and was employed by that Company since 1963. Mr. Kelly has 32 years of experience in the supermarket industry.

    Mr. Petitti served as a director from June 1989 until April
1993 and President and Chief Executive Officer from September 1989 through April 1992 when he retired as an officer of the Company. Mr. Petitti resumed the positions of Director, President and Chief Executive Officer in April 1994 and was replaced as President and Chief Executive Officer on May 22, 1995. Previously, Mr. Petitti had been with the Company or its predecessor since 1957.

    Mr. Dotterer, who was named Secretary and a director of the Company in February 1992, served as Controller from August 1988 until June 1990 when he became Vice President-Finance, Chief Financial Officer. He became Senior Vice President-- Finance and Administration, Chief Financial Officer in January
 1994.   Prior to  August 1988, Mr. Dotterer held various positions with The
 Kroger Co. and Jewel Companies, Inc. Mr. Dotterer has 33 years of experience in the supermarket industry.

    Mr. Friedman is a General Partner of Eos Partners, L.P., a private investment firm. Mr. Friedman has served as a director of the Company since November 1987 and was a General Partner of Odyssey Partners from April 1, 1988 until December 1993. Mr. Friedman also serves as a director of Forstmann & Company, Inc.; a director of The Caldor Corporation; a director of The Leslie Fay Companies, Inc.; a director of Gundle Environmental Systems, Inc.; a director of Black Box Corporation; a director of MICOM Communications Corporation; a director and Chairman of JPS Textile Group, Inc. and a director of Rickel Home Centers, Inc.

    Mr. Foreman is President of Sirius Corporation, a private investment management firm. Mr. Foreman also serves as a director of Glacier Water Services, Inc.; a director of PCA International, Inc.; and a director of National Picture and Frame Company. Mr. Foreman has been a director of the Company since June 1989.

    Mr. Knilans served as the President of Big Bear, Inc., a supermarket chain in Ohio, from June 1983 to June 1989. Mr. Knilans has been a director of the Company since June 1989. Mr. Knilans also serves as a director of the Cardinal Fund, Columbus, Ohio, director of the Bureau of Workers'
 Compensation, State of Ohio, and director and member of the Audit and Compensation Committee of the Golub Corporation.

    Mr. Oberrotman is a Principal of Odyssey Partners, L.P. Prior to joining Odyssey Partners in July 1992, he was a Principal of Hambro International Equity Partners, a venture capital firm , from September 1990 to October 1992. Prior to September 1990, Mr. Oberrotman was the President of TVI Group,
 Inc., an interim management consulting firm.   He also serves as a director of
 JPS Textile Group, Inc. and Forstmann & Company, Inc.

    Mr. Particelli is a Principal and Director of Operations of Odyssey Partners, L.P. Prior to joining Odyssey Partners in October 1994, he was the worldwide Consumer Products Practice Leader as well as a Senior Partner of Booz, Allen & Hamilton, a large management consulting firm beginning in 1973.

    Mr. Snyder is a senior partner in the law firm of Snyder & Schwarz, P.C., Rock Island, Illinois. Mr. Snyder and the firm have performed legal services in the past for the Company and the Company expects such services to continue in the future. Mr. Snyder has been a director of the Company since June 1989.

    JPS Textile Group, Inc. and Black Box Corporation, formerly MB Communications, Inc., referred to above, were restructured pursuant to so-called "prepackaged" or negotiated plans of reorganization under chapter 11, title 11 of the United States Code during the periods February 7, 1991 to April 2, 1991 and December 10, 1991 to January 15, 1992, respectively.

    The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. None of the directors or executive officers listed herein is related to any other director or executive officer.





 COMPENSATION OF DIRECTORS

     The Company's nonemployee directors receive an annual retainer of
 $15,000 and fees of $750 for each board meeting and $500 for each committee
 meeting attended plus reimbursement of travel expenses.   Mr. Snyder does
 not receive director's fees, but does receive legal fees for his services as a board and committee member.

    Former director Robert C. Grayson resigned from the Board on May 5, 1994. Robert C. Grayson & Associates was a party to a consulting agreement with the Company as described under "Certain Transactions".

 CERTAIN TRANSACTIONS

   Snyder & Schwarz, P.C., the law firm of which Mr. Snyder, a director of the Company is a member, serves as counsel to the Company. The Company paid that law firm $353,613 $215,556, and $281,034 for services rendered in fiscal 1994, fiscal 1993, and fiscal 1992, respectively. These amounts include remuneration for Mr. Snyder's services as a director of the Company.

    Robert C. Grayson & Associates of which Mr. Grayson is President and
 Chief Executive Officer has performed consulting services for the Company in the amount of $20,571 for fiscal 1994. The Board has determined that the fees paid for services rendered from Snyder & Schwarz, P. C. and Robert C.
 Grayson & Associates were fair and competitive.


               BOARD OF DIRECTORS AND COMMITTEES MEETINGS

    The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The directors are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, and other directors and officers, by reviewing reports and analyses, and by participating in board and committee meetings. In addition, from time to time, members of the Board of Directors and committees act by unanimous written consent pursuant to Delaware law.

    The Board of Directors held five meetings during fiscal 1994. All directors attended at least 75% of all board and committee meetings held during the periods for which they were directors. Mr. Petitti was elected to the Board April 13, 1994.

    The Board of Directors has an Audit Committee and a Compensation Committee. The Board has no nominating committee. The Board of Directors acts as a committee of the whole with respect to functions that would be performed by a nominating committee.

    The Audit Committee is composed of Mr. Snyder, Mr. Foreman, and Mr. Knilans, all of whom are non-employee directors. The Committee met twice during fiscal 1994. The Committee recommends the engagement of an independent auditor and reviews the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services rendered by the Company's independent auditors.

    The Compensation Committee is composed of Mr. Rabinowitz, Mr. Friedman and Mr. Foreman. The Committee met once during fiscal 1994. The Committee reviews and approves all salary arrangements and other remuneration for officers of the Company.

 Limitation of Liability of Directors

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

 EXECUTIVE COMPENSATION

                                    Summary Compensation

    The Summary Compensation Table below shows compensation information for each Chief Executive Officer of the Company during the last fiscal year, the two other most highly compensated executive officers (the "named executive officers") who were serving at the end of the last fiscal year, and for certain other former executive officers of the Company, for the fiscal years indicated. For discussion of the compensation to be paid to Robert J. Kelly, the Company's President and Chief Executive Officer as of May 22, 1995, see the "Compensation Committee Report" under the heading "Chief Executive Officer Compensation".

                      SUMMARY COMPENSATION TABLE
                           Annual Compensation                Long-Term Compensation



Name and Principal     Fiscal                 Other Annual  Securities  LTIP    All Other
Position                Year  Salary    Bonus Compensation  Underlying Payouts  Compensation
                                                               Options
                                ($)       ($)       ($)         (#)       ($)        ($)
Pasquale V. Petitti,(1) 1994  $168,976    $0   $26,408(6)(16)  10,000     $0         $0
Chief Executive Officer 1993      0        0    26,408(16)        0        0          0
 and President          1992    74,116     0    16,655(6)(16)     0        0       232,998(14)

Gerald E. Barber, (2)   1994    54,923     0    (6)               0        0       279,900(10) Former Chief Executive
Former Chief Executive  1993   204,000     0    (6)            17,500      0         6,793(13)
Officer and President   1992   194,000 80,000 52,549(6)(7)     35,000 135,720(9)     5,095(13)

Herbert T. Dotterer,    1994   115,000     0    (6)             3,000      0         3,926(13)
Chief Financial Officer 1993    95,000 10,000   (6)               0        0         3,926(13)
and Senior Vice President-
Finance and Administration1992  90,000 40,000   (6)               0   158,676(9)     2,945(13)

Kenneth L. Martin, (3) 1994     68,115     0   2,971(6)(17)    5,000       0          0
Senior Vice President- 1993       0        0   1,486(17)          0        0          0
Operations             1992       0        0     0                0        0          0

Robert L. Jaynes (4)   1994     63,237     0  15,565(6)(15)       0        0       110,625(12)
Former Senior Vice     1993     69,141 35,000(8) (6)              0        0          0
President--Operations  1992       0        0      0               0        0          0

Philip B. Murphy, (5)  1994    81,669      0     (6)              0        0       139,784(11)
Former Senior Vice     1993   121,500  10,000    (6)              0        0         3,350(13)
President--Marketing   1992   115,500  40,000 43,967(6)(7)        0    81,200(9)     2,513(13)



 Notes:

 (1) Mr. Petitti became Chief Executive Officer and President on April 13, 1994, at which time his annual salary was established at $204,000. In addition, Mr. Petitti receives retirement benefits and deferred compensation payments from his previous employment by the Company.

 (2)  Mr. Barber was Chief Executive Officer and President from
      May 1992 until April 13, 1994 when he was succeeded by Pasquale V. Petitti.

 (3) Mr. Martin joined the Company on June 13, 1994 as Senior Vice President, Operations. He was previously employed by the Company as the Senior Vice President, Marketing. Mr. Martin retired from that position in June 1991.

 (4)  Mr. Jaynes joined the Company as Senior Vice President,
      Operations in September 1993 and resigned June 15, 1994.

 (5)  Mr.  Murphy resigned as Senior Vice President, Marketing
      September 30, 1994.

 (6) Received other annual compensation consisting of perquisites and personal benefits valued at less than ten percent of total annual salary and bonus.

 (7) Amounts represent moving expenses of $52,549 and $43,967 for Messrs. Barber and Murphy.

 (8)  Amount represents cash incentives as part of initial signing agreement.

 (9) Amounts represent payouts in respect of long-term awards under the Performance Equity Plan.

 (10) Amount represents severance paid by the Company upon the termination of Mr. Barber's employment on April 13, 1994, accrued vacation and the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies prorated for the period within fiscal 1994 that Mr. Barber was employed.

 (11) Amount represents severance paid by the Company upon the termination of Mr. Murphy's employment on September 30, 1994, accrued vacation and the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies prorated for the period within fiscal 1994 that Mr. Murphy was employed.

 (12) Amount represents severance and accrued vacation paid by the Company upon the termination of Mr. Jaynes' employment on June 15, 1994.

 (13) Amounts represent the full dollar value ofpremiums paid by the Company on compensatory split-dollar executive life insurance policies for each executive, respectively.

 (14) Amount represents payment by the Company upon the retirement of Mr. Petitti on April 30, 1992 and the full dollar value of insurance for one year through April 30, 1993.

 (15) Amount represents moving expense of $15,565 for Mr. Jaynes.

 (16) Represents retirement benefits and deferred compensation payments related to Mr. Petitti's previous employment with the Company.

 (17) Represents retirement benefits related to Mr. Martin's previous employment with the Company.


 Options/SAR Grants in Last Fiscal Year

    The following table sets forth information concerning individual grants of stock options during the last fiscal year to each of the named executive officers. The Compensation Committee approved distribution of stock option grants to the named executive officers at the option price of $3.375 per share. The option price was based on the average closing stock price of
September 20th and 21st, 1994.


                        OPTION GRANTS IN FISCAL YEAR 1994



                           Individual Grants                       Potential realizable
                                                                   value at assumed
                                                                   annual rates of stock
                                                                   price appreciation
                                                                  for option term
                    Number of    Percent of     Exercise
                    Securities   total options  or base
                    underlying   granted to     price
                    Options      employees      ($/Sh)
                    granted (#)  in fiscal               Expiration
Name                (1)          year                       Date    5%(2)   10%(2)
Pasquale V. Petitti 10,000       3.50%          $3.375   9/22/2004  $21,225  $53,789
Herbert T. Dotterer  3,000       1.05%           3.375   9/22/2004    6,368  16,137
Kenneth L. Martin    5,000       1.75%           3.375   9/22/2004   10,613  26,894

 Notes:

 (1) Options were granted for a term of ten years on September 22, 1994, subject to earlier termination in certain events related to termination of employment. Options become exercisable on the first anniversary of the date of the grant of the option.

 (2) Caution is recommended in interpreting the financial significance of these figures. The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock.
        These amounts are based on the assumption that the named executives hold the options granted for the full term of their options and that the price of the Company's common stock appreciates at assumed rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with the market price of the Company's common stock.


 Aggregated Option/SAR Exercises and Fiscal Year and Option/SAR Values

    The following table shows information regarding the values of certain unexercised options at the end of the last completed fiscal year. No stock appreciation rights were granted during fiscal 1994. All stock appreciation rights outstanding at the end of fiscal 1993 expired unexercised with Mr. Barber's termination of employment in April 1994.


 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
 Values Table


                                             Number of Unexercised       Value of Unexercised
                      Acquired     Value     Options at Jan. 28, 1995    in-the-Money Options
                        on                                                at Jan. 28, 1995(1)            Acquired On    Value
Name                  Exercise     Realized  Exercisable  Nonexercisable Exercisable  Nonexercisable
Pasquale V. Petitti    0            0         0           10,000          0            0
Herbert T. Dotterer    0            0         0            3,000          0            0
Kenneth L. Martin      0            0         0            5,000          0            0



 Note:

 (1) Market value of underlying securities at January 28, 1995 minus the base price.

 Compensation Committee Report

    The Compensation Committee for fiscal 1994 was composed of three nonemployee members from the Board of Directors. The members were Mr. Rabinowitz, Mr. Friedman and Mr. Foreman. Mr. Petitti attended meetings as a non-voting member. The Committee establishes objectives for the executive compensation program and reviews and approves all salary and other remuneration for the executive officers of the Company. The objectives of the executive compensation program are to:

    1. Promote the attainment of Company goals by placing a greater portion of compensation subject to performance goals.
    2.  Attract and retain qualified talent.
    3. Enhance shareholder value by providing opportunities for equity ownership through performance-based programs.

    The executive officer compensation program is comprised of salary, cash incentive compensation and other benefits, including pension and medical benefits which are available to other employees in the Company.


 Base Salary

    There is no formal Compensation Committee policy regarding the determination of salaries; however, consideration is given to several factors including individual work experience, performance, and comparable salaries within the retail food industry. Based upon a 1992 study conducted Associates of fifteen similar retail food chains, the Company's salary structure for executive officers was approximately one-third below the industry median. Salary adjustments for fiscal year 1994 reflect promotions and changes in responsibility and did not include any annual adjustments.

    The compensation peer group used in the Hewitt Study is not the same as the S & P Retail Food peer group index used in the Comparison of Five Year
Cumulative Total Return graph included in this Proxy Statement.   The group
with which the Company competes for executive talent does not necessarily include all of companies which should be used to compare shareholder returns.

Annual Incentive Bonuses

    In fiscal 1994, the bonus policy was based in part on upon specific financial measures of performance and in part on a discretionary method. The Company used the Hewitt study and other industry comparative data to determine
annual bonus potentials.   Annual bonus potentials depend upon job levels  and
are set at a stated percent of the base compensation. The entire annual incentive bonus paid for 1993 was on a discretionary basis. No bonus payments were awarded to the named executive officers for 1994 due to the Company's results.


 Long-Term Incentive

    The Committee intends to develop a new long-term incentive program providing stock and other incentives to provide a long-term focus for fiscal 1995 and later fiscal years. The Company's last program expired in January 1993.

 Chief Executive Officer Compensation

    Mr. Petitti's base salary for fiscal 1994 is based on an annual salary of
 $204,000.   Mr. Petitti received no bonus for fiscal 1994.

    As of May 10, 1995, the Company retained Robert J. Kelly as its President and Chief Executive Officer. Mr. Kelly is one of the nominees for the Board of Directors. The Company and Mr. Kelly have entered into an Employment
 Agreement which has a term of three years ending on May 22, 1998. The Employment Agreement provides for a base salary at the rate of $350,000 per year. In addition, the Company shall pay a signing bonus of $150,000 at the commencement of his employment. Also, Mr. Kelly is eligible to receive bonus compensation in an amount determined by the Board of Directors based upon mutually acceptable performance targets and up to 100% of the base salary.
 The bonus compensation in the first year of Mr. Kelly's employment will be not less than $125,000. Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the execution of the Employment Agreement by delivering to the Company a promissory note with the purchase price of the shares based upon the closing sale price of the Company's common stock on the business day immediately preceding the date of the Employment Agreement.
The Company has also granted Mr. Kelly the option to purchase up to 600,000 shares of the Company's common stock. Under the terms of this option, up to 200,000 shares may be purchased by Mr. Kelly on or after the first anniversary date of his employment at a price equal to $2.50 per share, up to an additional 200,000 shares may be purchased on or after the second anniversary of his employment at a price equal to $3.50 per share, and the balance of the shares may be purchased on or after the third anniversary of Mr. Kelly's employment at a price equal to $4.50 per share. This option becomes immediately exercisable in the event of the termination of Mr. Kelly's employment by reason of his death or permanent disability, by the Company for any reason other than cause (as defined in the Employment Agreement), or by Mr. Kelly for good reason (as defined in the Employment Agreement). The option also becomes immediately exercisable in the event of a change of control of the Company.
 The stock option provision of the Employment Agreement is subject to the ratification of the 1995 Stock Incentive Plan by the shareholders. The
 Company has agreed to pay Mr. Kelly's relocation expenses for moving to the area of the Company's principal business office from California, and has agreed to pay his interim expenses associated with commuting from California. The Employment Agreement provides that Mr. Kelly is entitled to four weeks of vacation per year.

 Compensation Committee:

 Martin J. Rabinowitz
 Steven M. Friedman
 Peter B. Foreman


 Compensation Committee Interlocks and Insider Information

    The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Compensation Committee or as a director of another company for which any member of the Compensation Committee serves as a director or executive officer.

 Summary of Compensation Plans

 Retirement Plan

    The Company maintains a tax-qualified defined benefit pension plan covering both salaried and non-union hourly employees. The benefit formula under such plan is the sum of 1% of annual compensation for each year up to the Social Security Wage Base for that year and 1.33% of annual compensation over the Social Security Wage Base with a minimum benefit of $360 per year multiplied by years of credited service. There is full vesting of benefits after five years of service. All contributions are made by the Company. Effective October 1, 1990, the pension plans were amended to provide for voluntary early retirement at age 55. Assuming continued employment with the Company until retirement at age 65, the estimated annual benefits payable beginning at age 65 to the named executive officers are as follows:
Mr. Petitti--$14,086; Mr. Dotterer- $28,351; and Mr. Martin--$14,894.
Mr. Petitti and Mr. Martin are currently receiving retirement benefits related to their previous employment with the Company. These amounts are included in the estimated annual retirement benefits payable beginning at age 65.


 Stock Incentive Plan

    The Company has a Stock Incentive Plan which was ratified by the shareholders at the 1990 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until February 3, 1995 to all salaried employees of the Company who are not in a bargaining unit, in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock. Grants of Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock are intended to be confined to key employees in special situations. Three hundred fifty thousand shares of Common Stock of the Company are available for grant under the Plan, of which no more than 100,000 shares may be granted in the form of Restricted Stock. The plan terminated at the end of fiscal 1994.

    As of January 28, 1995, grants with respect to a total of 345,350 shares were outstanding of which 285,475 shares had an option price of $3.375, 2,000 shares had an option price of $4.75, 28,550 shares had an option price of $10.00 and 29,325 shares had an option price of $8.50.

    A proposal to ratify the 1995 Stock Incentive Plan is before the shareholders within this Proxy.

 Performance Graph

    Shown below is a line graph comparing a five-year cumulative total shareholder return for the Company, the S & P Retail Stores (Food), and the Russell 2000.


            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        EAGLE FOOD CENTERS, S & P RETAIL STORES, AND RUSSELL 2000





                     1/90   1/91   1/92    1/93    1/94    1/95
Eagle               100   41.23    50      50.88   45.61    11.40
S&P Retail Stores   100  124.97   121.37  154.84  149.30   162.58
Russell 2000        100   96.14   139.26  157.69  187.04   175.80

 *Total return assumes reinvestment of dividends on a quarterly basis.


 Note:  Companies comprising the S & P Retail Stores (Food) Index include:
 Albertson's, Inc.; American Stores Co.; Brunos Inc.; Giant Food Inc.; Great Atlantic & Pacific Tea Co.; Kroger Co.; and Winn-Dixie Stores Inc.

 Employment Contracts and Termination of Employment and Change-in-Control Arrangements

    None of the named executive officers for the last fiscal year have employment contracts with the Company. Robert J. Kelly, who was named as
President and Chief Executive Officer on May 22, 1995 has an employment contract which is described above. In order to protect all of the participant's rights in the event of a Change in Control (as defined below) of the Company, the1995 Stock Incentive Plan provides for the immediate vesting of all outstanding awards upon the occurrence of such an event. For purposes of such Plan, a Change in Control of the Company is deemed to occur if: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company; or (iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, for purposes of such Plan, no Change in Control would be deemed to occur with respect to any Plan participant who is a material equity participant of the purchasing group that consummates a Change in Control.


 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                            AND MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by (a) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and named executive officer of the Company, and (c) all directors and executive officers of the Company as a group.

                                         Amount
                                       and Nature                 Percent
  Name and Address                    of Beneficial                  of
 of Beneficial Owner                  Ownership(1)                Class(2)
 Odyssey Partners, L.P.(3)               5,754,835                 52.07
 Stephen Berger(4)                       5,754,835
 Leon Levy(4)                            5,754,835
 Jack Nash(4)                            5,754,835
 Joshua Nash(4)                          5,754,835
 Martin J. Rabinowitz(5)                 5,754,835
 c/oOdyssey Partners, L.P.
    31 West 52nd Street
    New York, New York 10019

 Steven M. Friedman(3)                     267,345                2.42
 Pasquale V. Petitti                       250,000                2.26
 Robert J. Kelly(7)                        125,000                1.13
 Herbert T. Dotterer                        18,226                *
 Kenneth L. Martin                          78,061                *
 Peter B. Foreman                          151,022                1.37
 Michael J. Knilans                            500                *
 William J. Snyder(6)                        1,000                *

 Directors and officers as a group       6,253,644               56.58
(9) persons including certain of
 the persons listed above.

 (1)Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.

 (2)11,051,994 shares of Common Stock were outstanding on April 21, 1995.

 (3)Odyssey Partners, a private investment firm has beneficial ownership of 5,754,835 shares. This includes 267,345 shares in which Steven M. Friedman, a former general partner of Odyssey Partners, L.P., and 29,670 shares in which Salem D. Shuchman, a former associate of Odyssey Partners, L.P., has an economic interest. Odyssey Partners retains sole voting and dispositive power over Mr. Friedman's and Mr. Shuchman's shares.

 (4)Represents shares owned by Odyssey Partners which may be deemed to be beneficially owned by each of Messrs. Berger, Levy, Jack Nash, and Joshua Nash by virtue of each being a General Partner of Odyssey Partners.

 (5)Mr. Rabinowitz is a limited partner of Odyssey Partners. Mr. Rabinowitz disclaims beneficial ownership of the shares of Common Stock owned by Odyssey Partners because he does not have investment or dispositive power with respect thereto.

 (6)The profit sharing plan of Snyder & Schwarz, P.C., the law firm of which Mr. Snyder is a member, owns 1,000 shares of Common Stock.

 (7)Mr. Kelly purchased 125,000 shares f common stock of the Company at the time of the execution of the Employment Agreement.

   *Owns less than 1% of the total outstanding Common Stock of the Company.

 Ownership of Principal Shareholders

 Odyssey Partners currently holds the right to vote 52.07% of the issued and outstanding shares of Common Stock of the Company. As long as Odyssey Partners owns a majority of the outstanding voting stock of the Company, Odyssey Partners will be able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring shareholder approval.

 Compliance With Section 16(a) of the Securities Exchange Act

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

 To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended January 28, 1995, all Section 16(a) filing requirements applicable to its officers, directors,and greater than ten-percent beneficial owners were complied with.

                           RATIFICATION OF THE
                        1995 STOCK INCENTIVE PLAN
                               Proposal 2

 SUMMARY OF THE 1995 STOCK INCENTIVE  PLAN

 Subject to ratification by shareholders at the 1995 Annual Meeting, on June 21, 1995, the Board of Directors adopted the Eagle Food Centers, Inc. 1995
Stock Incentive Plan (the "Plan"). A copy of the Plan Document can be obtained by written request to the Secretary of Eagle Food Centers, Inc. addressed or directed to the Company's corporate offices as provided in the first page of the Proxy statement. The Plan will provide an incentive for employees to promote the success and enhance the value of the Company by linking the personal interests of employees to those of Company shareholders. The
Board of Directors has appointed the Compensation Committee of the Board as the Committee with the power to administer the Plan. The Plan will provide flexibility to the Compensation Committee in its ability to motivate, attract, and retain the services of key employees. The Stock Options grantedto Robert J. Kelly, as described under "Chief Executive Officer Compensation", are subject to ratification of the 1995 Stock Incentive Plan to be ratified by the shareholders.

 The Plan provides the Compensation Committee with the discretionto make grants during the next ten years to all salaried employees and officers of the
Company who are not in a bargaining unit in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited
Stock Appreciation Rights and Restricted Stock.

 The extent to which executive officers and non-executive officer employees other than Mr. Kelly, will participate and receive benefits under the Plan is not presently determinable. It is anticipated, however, that participation and the number of shares subject to options received will be similar to those granted under the previous plan. The following table illustrates the benefits that would have been applicable to the individuals and groups shown in 1994, had the Plan been in effect in 1994, and assuming participation and number of options granted were in accordance with the guidelines utilized in the previous plan:


                            New Plan Benefits



                     1995 Stock Compensation Plan


 Name and Position                  Dollar Value ($)         Number of Shares
 Pasquale V. Petitti, CEO           $33,750                  10,000
 Herbert T. Dotterer, CFO, Sr. V.P.
 Finance and Administration         $10,125                   3,000
 Kenneth L. Martin, Sr. V.P.
 Operations                         $16,875                   5,000



 ADMINISTRATION

 The Plan will be administered by the Compensation Committee of the Board of Directors, which shall have the authority (i) to select employees to whom awards are granted; (ii) to determine the size and type of awards; (iii) to determine the terms and conditions of such awards in a manner consistent with the Plan; (iv) to interpret the Plan and any instrument or agreement entered into under the Plan; (v) to establish such rules and regulations relating to the administration of the Plan as it deems appropriate; and (vi) to make all other determinations which may be necessary or advisable for the administration ofthe Plan.

 With the approval of the Board, at any time and from time totime, the Committee may terminate, amend, or modify the Plan in a manner consistent with the Plan's provisions, provided such changes do not violate the federal or state securities laws. For example, the following changes may not be made without shareholder approval.

    a. Increase the total amount of stock which may be issued under the Plan except in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the stock which would cause a dilution or enlargement or rights; or
    b.   Change the class of employees eligible to participate in the Plan;
          or

    c. Materially increase the cost of the Plan or materially increase the benefits to participants; or

    d. Extend the maximum period after the date of grant during which options or SARs may be exercised; or

    e.   Change the provisions of the Plan regarding option price.

 SHARES SUBJECT TO THE PLAN

    The Board has proposed that 2,000,000 shares of Common Stock be established as the number of shares of Common Stock of the Company which shall be available for grant under the Plan. If any award terminates, expires, or lapses, the related stock shall again become available for grant. In the event of a change in the Corporate structure that affects the shares (for example, a merger, recapitalization, or stock dividend) the Committee shall make adjustments to the number of shares available to the Plan and to the number and/or price of outstanding awards to prevent dilution of enlargement of rights.

 STOCK OPTIONS

    Stock options may be granted by the Committee in the form of Nonqualified Stock Options ("NQSOs"), Incentive Stock Options ("ISOs"), or a combination thereof. All grants of ISOs must be within the limitations of Section 422 of the Internal Revenue Code. The purchase price per share under any option will be determined by the Committee, but shall not be less than 50% (100% in the case of any ISO, and 110% in the case of an ISO granted to a ten-percent shareholder)of the fair market value of a share of Company stock on the date of grant. The term of each option shall be fixed by the Committee, provided that no ISO shall have a term extending beyond ten years from the date the option is granted. Options shall be subject to such terms and conditions and shall be exercisable at such time or times as determined by the Committee provided, however, that no option shall become exercisable any earlier than 12 months after the date of grant, and generally will vest 33% on each of the three anniversaries of the grant date unless the committee decides otherwise. Options shall be exercised by payment of the purchase price in cash, in previously acquired shares of Company stock, or a combination thereof. Upon termination of employment, all options that have not yet become exercisable shall be forfeited; vested options may remain exercisable for a specified time period, the length of which is dependent upon the reason for the employment termination.

 STOCK APPRECIATION RIGHTS

    Stock Appreciation Rights ("SARs") may be granted on a stand alone basis, independent of any other award, with a grant price not less than 50% of the fair market value of a share of Company stock on the date of grant. The term of each SAR shall be fixed by the Committee, provided that no SAR shall have a term extending beyond ten years from the date of grant. SARs shall be subject to such terms and conditions and shall be exercisable at such time or times as determined by the Committee. Upon exercise, the SAR holder is entitled to receive for each SAR exercised the difference between the fair market value of a share of Company's stock on the date of exercise over the grant price of each SAR. Payment of this amount by the Company upon exercise may be in cash, in shares of Company stock of equal value, or a combination thereof, as the Committee shall determine. Upon termination of employment, all SARs that have not yet become exercisable shall be forfeited. Vested SARs may remain exercisable for a specified time period, the length of which is dependent upon the reason for the employment termination.

 RESTRICTED STOCK/STOCK BONUSES

    A Restricted Stock award consists of a grant of Company stock that is subject to a promise of continued performance by the recipient for a specific period of time and is nontransferable by the recipient during this period.
 This "Period of Restriction" is established by the Compensation Committee at the time of grant and must extend for at least 12 months. During the Period of Restriction, a restricted stockholder shall have the right to vote the shares and to receive all dividends paid thereto. Upon fulfillment of the Period of Restriction employment requirement, a recipient shall receive a clean, completely transferable stock certificate. However, if a recipient's employment is terminated for any reason before the Period of Restriction ends, all nonvested restricted shares are forfeited, subject to the right and the discretion of the Compensation Committee to waive the forfeiture.

 NON-EMPLOYEE DIRECTOR OPTIONS

    The Plan contains a provision allowing non-employee Directors of the Company to elect annually to receive payment of all or any portion of the fees for their services as Directors in the form of options ("Non-Employee Director Options") to acquire Company Common Stock. By allowing non-employee
 Directors to receive Non-Employee Director Options in lieu of cash compensation, the Plan further encourages stock ownership in the Company by its non-employee Directors.

    Under the Plan, non-employee Directors may elect annually to receive the compensation for services as a Director for the following year (not including reimbursement of expenses) in the form of Non-Employee Director Options. The Non-Employee Director Options will be granted at the commencement of the 12-month period for which the election has been made.
 The number of Non-Employee Director Options granted to an electing non-employee Director in any year shall be an amount whose value, as determined by an independent valuation expert retained by the employee members of the Board of Directors, is equivalent on the date of grant to the cash compensation which the Director would otherwise have been entitled to receive for the year.

    In general, Non-Employee Director Options become exercisable one year after the date of grant (or such longer period as the employee members of the Board of Directors may set) and are exercisable at a price equal to the market price of the Company's Common Stock at the close of business on the day prior to the date of grant. Non-Employee Director Options become immediately exercisable upon a Director's death, disability or upon a Change in Control.
 If a Director's tenure ends for a reason other than death, disability or Change in Control, then the number of Non-Employee Director Options granted for the year in which the tenure ends shall be reduced to reflect the amount of compensation actually earned by the Director in that year and the remaining Non-Employee Director Options granted in that year shall be immediately exercisable. The tax treatment on Non-Employee Director Options will be the same as the tax treatment of Nonqualified Stock Options.

    Subject to shareholder approval of the Plan, non-employee Directors may elect on June 21, 1995 to receive Non-Employee Director Options for the year period commencing on that date.

 AWARDS NONTRANSFERABLE

    No award may be assigned, transferred, pledged, or otherwise encumbered by a participant, other than by will or by the laws of descent and distribution. Each award may be exercised during the participant's lifetime only by the participant.

 LOANS OR FORM OF PAYMENT

    The Plan allows the Committee to accept payment for options in the form of cash or shares of the Company. The Committee is also empowered to withhold shares for the payment of income taxes on the exercise of options. The Company may also make loans to Participants to allow them to exercise options subject to specified terms, and secured by a pledge of shares.

 CHANGE IN CONTROL

    In order to protect all of the participant's rights in the event of a Change in Control (as defined below) of the Company, the Plan provides for the immediate vesting of all outstanding awards upon the occurrence of such an event.

    A Change in Control of the Company shall be deemed to have occurred if any one or more of the following conditions are fulfilled: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the stockholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company; or (iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, in no event shall a Change in Control be deemed to occur with respect to a participant if that participant is a material equity participant of the purchasing group that consummates a Change in Control. Officers or employees of the Company granted Stock Options, Stock
 Appreciation Rights, and Restricted Stock, particularly with terms such as those regarding the effect of a Change of Control of the Company, may be able to acquire control of the Company and may discourage potential acquirors from making proposals which certain of the Company's shareholders might find attractive due to the increased percentage of ownership of the Company by management. Further, Odyssey Partners controls a majority of the outstanding shares of Common Stock, thus any proposals to acquire control of the Company would be subject to Odyssey Partners' approval. See "Control By Majority Shareholder." Management is not aware of any proposal or attempt to acquire control of the Company and has no intention of utilizing any of the aforementioned items for specific purposes of contesting any proposed change in control.


 FEDERAL INCOME TAX CONSIDERATIONS

    Under current law, the Federal income tax treatment of options, SARs, and Restricted Stock granted under the Plan is summarized below.
 Nonqualified Stock Options(NQSO). The grant of a NQSO will have no immediate tax consequences to the Company or to the employee.
The exercise of a NQSO will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Provided the applicable withholding requirements are met, the Company will be entitled to a deduction at the same time and in the same amount as the employee in receipt of income in connection with the exercise of a NQSO. Upon a subsequent sale or taxable exchange of shares acquired upon NQSO exercise, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. Under current law, capital gains are taxed in the same rate as ordinary income, except that long-term capital gains are subject to a maximum rate of 28%.

    Incentive Stock Options(ISO). The grant of an ISO will have no immediate tax consequences to the Company or the employee. If the employee exercises an ISO and does not dispose of the acquired shares within two years after the grant of the option nor within one year after the date of the transfer of such shares to the employee (a "disqualifying disposition"), the employee will realize no compensation income, and any gain or loss that is realized on a subsequent disposition of such shares will be treated as long-term capital gain or loss. However, for purposes of computing the employee's alternative minimum tax, if any, the spread between the option price and the stock's fair market value on the date of ISO exercise is a preference item.

    If any employee causes a disqualifying disposition of the ISO-acquired stock, the employee will be treated as having exercised a NQSO for tax purposes (see above). The Company also will receive NQSO tax treatment upon the disqualifying disposition. However, if the employee fulfills the holding period requirements, and avoids a disqualifying disposition, a tax deduction will not be available to the Company.

    SARs. There are no tax consequences to the Company or the employee upon the grant of a SAR. Upon exercise of the SAR, the employee will be deemed to have received taxable ordinary income in the amount of any cash plus the fair market value of any shares issued or transferred. The Company will receive tax deduction in the same amount, at the same time.

    Restricted Stock. The Company will receive a deduction at the time that restrictions lapse. The deduction will be in the amount of the fair market value of the stock upon vesting. For the employee, since the stock is subject to a substantial risk of forfeiture (the requirement that employment be continued for the restriction period), the employee has no taxable income until the restrictions lapse.

 ACCOUNTING TREATMENT

    Under present accounting rules, the grant or exercise of NQSOs or ISOs may result in a charge against the Company's earnings. The excess, if any, of the fair market value of the Common Stock over the exercise price of SARs will be charged against the Company's earnings each accounting period. The amount of the charge will increase or decrease based on changes in the market value of he Common Stock during the particular accounting period. NQSOs or ISOs also may result in a charge against earnings, depending upon the terms of the options.

    For Restricted Stock, upon grant, the Company must amortize the fair market value of the restricted shares over the restriction period. Changes in the market value of the Common Stock will not affect the amount of this charge (future appreciation in the value of the restricted shares will not cause a charge to earnings).

 RECOMMENDATION OF THE BOARD

    The Board of Directors unanimously recommends the adoption of the proposal to adopt the Eagle Food Centers, Inc. 1995 Stock Incentive Plan and your proxy is solicited for that purpose. Shareholders are urged to vote in favor of this proposal by marking "FOR" in the appropriate box on the accompanying proxy and signing and returning the proxy to the Company as indicated thereon. If no direction is given the proxy will be voted FOR the proposal to adopt the 1995 Stock Incentive Plan.


           RATIFICATION OF THE SELECTION OF AN INDEPENDENT AUDITOR
                              Proposal 3
  Deloitte & Touche LLP, 101 W. Second Street, Davenport, Iowa, independent certified public accountants, have performed an examination of the financial statements of the Company for the fiscal year ended January 28, 1995. Services provided by Deloitte & Touche LLP included work related to the examination of the annual financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

    The Reorganization Services Group of Deloitte & Touche LLP performed consulting work for the Company beginning in January 1995 in order to assist the Company in its cash management and liquidity planning.

    The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte and Touche LLP to audit the books and accounts of the Company for the fiscal year ending February 3, 1996 and is seeking ratification of this appointment by the Shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

    A representative of Deloitte & Touche LLP will be attending the meeting and provided the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

 The Board of Directors recommends a vote "FOR" the ratification of the selection of an independent auditor.

 1996 SHAREHOLDER PROPOSALS

    Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the 1996 Annual Shareholders Meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than January 22, 1996.


 ADDITIONAL INFORMATION

    Included with this Proxy Statement is the Company's Annual Report indicating the general scope and nature of such business together with a summary of the activities and financial results of the Company for fiscal 1994. Shareholders may upon written request and without charge, obtain a copy of the Company's Securities and Exchange Commission Annual Report on Form 10-
 K. Exhibits to the Form 10-K are also available. The Company will require payment of a fee covering its reasonable expenses in furnishing such exhibits. Address any request to Mr. Herbert T. Dotterer, Eagle Food Centers, Inc.,
 Rt. 67 and Knoxville Rd., Milan, Illinois, 61264.


 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intent of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.




                        BY ORDER OF THE BOARD OF DIRECTORS

 Dated May 22, 1995          Herbert T. Dotterer, Secretary

PROXY CARD


 Eagle Food Centers, Inc.     Proxy/Voting Instruction Card
 Milan, Illinois

 This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on June 21, 1995.

 The undersigned hereby appoints Pasquale V. Petitti and Herbert T. Dotterer as true and lawful proxies each with the power to appoint substitutes, and to vote the shares of common stock of the Company held on record by the undersigned on May 12, 1995, at the Annual Shareholders Meeting of Eagle
 Food Centers, Inc. to be held on June 21, 1995 at 9:00a.m., Central Daylight Time, at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois, and at any adjournments thereof, on all the matters coming before said meeting including any matters which the Board of Directors is not aware of on May 22, 1995. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AS INDICATED ON THE REVERSE SIDE HEREOF.

 Election of Directors:

 Nominees:  Martin J. Rabinowitz, Robert J. Kelly, Pasquale V.Petitti, Herbert
 T. Dotterer, Steven M. Friedman, Peter B. Foreman, Michael J.Knilans, Alain
 M. Oberrotman, Marc C. Particelli, William J. Snyder

 You are encouraged to specify your choice by marking appropriate boxes on the reverse side. However, you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy
 Committee cannot vote your shares unless you sign, date and return this card. [See Reverse Side]

 [X] Please mark your vote as in this example.

 This proxy will be voted in accordance with the instructions set forth below. If no selection is made, this proxy will be voted FOR the election of the Board of Directors, FOR proposal 2 and FOR proposal 3.

 The Board of Directors recommends a vote FOR proposal 2.

 1.  Election of Directors.     FOR []
     (See opposite Side).  WITHHELD AS TO ALL NOMINEES []
 2.  Ratification of the 1995 Stock Incentive Plan. FOR [] AGAINST []  ABSTAIN[]
 3. Ratification of the selection of Deloitte & Touche asIndependent Auditors. FOR [] AGAINST [] ABSTAIN[]


 Signature(s)                                                Date
 Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate your full title as such. If the signer is a Corporation, please sign full Corporate name by duly authorized officer. If a
Partnership, please sign in Partnership by authorized person.